EXHIBIT 11

                         FRONTIER FINANCIAL CORPORATION
                         ------------------------------
               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
               ---------------------------------------------------




                                              2003         2002         2001
                                       ------------ ------------ ------------

Net Income (in thousands)                  $39,607      $36,014      $24,499
                                       ============ ============ ============

   Computation of average shares
     outstanding:

      Shares outstanding at
      beginning of year                     18,818       19,185       19,768

      Average shares issued pursuant
      to merger                                  -            -          629

      Shares issued or repurchased
      during the year times average
      time outstanding during
      the year                                (265)         (78)        (297)
                                       ------------ ------------ ------------
      Basic average shares outstanding      18,553       19,107       20,100
                                       ------------ ------------ ------------
      Average number of dilutive shares
      assumed to be outstanding                101          107          165
                                       ------------ ------------ ------------

      Average dilutive shares
      outstanding                           18,654       19,214       20,265
                                       ============ ============ ============

      Basic earnings per share               $2.13        $1.88        $1.22
                                       ============ ============ ============
      Diluted earnings per share             $2.12        $1.87        $1.21
                                       ============ ============ ============





                                       30